EXHIBIT 10.5

SCRIPSAMERICA, INC.
RESTRICTIVE COVENANTS AGREEMENT

THIS RESTRICTIVE COVENANTS AGREEMENT (hereinafter referred to as this “Agreement”), is made and entered into this 1st day of April, 2011, by and between ______________________  (hereafter referred to as “Recipient”) and SCRIPSAMERICA, INC., a Delaware corporation (hereafter referred to as the “Company”).

A.   The Company provides a system of broad base US marketing, sales and distribution of generic and branded prescriptions and over-the-counter pharmaceuticals (the “Business”).

B.   The Company desires to disclose its Confidential Information (as hereinafter defined) to Recipient in accordance with the terms, conditions and covenants set forth in this Agreement.

Accordingly, in consideration of the mutual covenants and undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.   Non-Competition.  From the date hereof and continuing for a period of five (5) years following Recipient’s termination of employment, association or affiliation with the Company (the “Restriction Period”), Recipient, directly or indirectly, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity, shall not compete with the Company or any of its affiliates in any line of business which is competitive with the business of the Company; provided, however, the foregoing shall not prevent Recipient from accepting employment with an enterprise engaged in two or more “lines of business,” one of which is the same or similar to the Company's business (the “Prohibited Business”) and provided further that Recipient's intended employment is in the “line” totally unrelated to the Prohibited Business.  Notwithstanding the foregoing, in the event that Recipient’s termination of employment, association or affiliation with the Company was made by the Company without cause, then the Restriction Period for this Section 1 shall only be two (2) years from such termination.  The foregoing shall not prohibit Recipient from owning up to five percent (5%) of the securities of any publicly-traded enterprise, which is engaged in the Prohibited Business and which may be in direct competition with Company, provided that Recipient is not an executive, director, officer, consultant to such enterprise or otherwise reimbursed for services rendered to such enterprise.

2.   Non-Solicitation. During the Restriction Period, Recipient shall not in any manner directly or indirectly solicit nor accept any business from any Customer or any sources or such sources’ affiliates that are directly or indirectly introduced to Recipient by the Company or as a result of its relationship with the Company at any time without the express written permission of the Company.  For purposes of this Agreement, the term “Customer” means any person, firm, corporation, partnership, association or other entity to which the Company or any of its affiliates sold or provided goods or services during the Restriction Period or who was approached by or who approached an employee of the Company for the purpose of soliciting business from the Company.

3.   Non-Use/Non-Disclosure of Confidential Information.

A.   Confidential Information. “Confidential Information” includes, but is not limited to, trade secrets as defined by the common law and any applicable statute, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, customer lists, suppliers, technical information, financial/financing contacts, investors, subcontractors, marketing agents, specifications, information and data relating to the development, research, any economic analysis relating to the Business, budgets and strategic plans, and the identity and special needs of customers, databases, data, all technology relating to the Company’s businesses, systems, methods of operation, client or customer lists, customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Business, names, home addresses and all telephone numbers and e-mail addresses of the Company’s executives, former executives, clients and former clients. In addition, Confidential Information shall include Customers and the identity of and telephone numbers, e-mail addresses and other addresses of executives or agents of customers who are the persons with whom the Company’s executives and agents communicate in the ordinary course of business. Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries and affiliates.1

1 For purposes of this Agreement, the following will not constitute Confidential Information: (i) information which is or subsequently becomes generally available to the public through no act or omission of the Recipient; (ii) information set forth in the written records of Recipient prior to disclosure to Recipient by or on behalf of the Company, which information is given to the Company in writing as of or prior to the date of this Agreement; and (iii) information which is lawfully obtained by Recipient in writing from a third party (excluding any affiliates of Recipient) who did not acquire such confidential information or trade secret, directly or indirectly, from either party hereto.

B.   Legitimate Business Interests. Recipient recognizes that the Company has legitimate business interests to protect and, as a consequence, Recipient agrees to the restrictions contained in this Agreement because they further legitimate business interests.  These legitimate business interests include, but are not limited to: (i) trade secrets as defined by the Delaware Uniform Trade Secrets Act; (ii) valuable confidential business or professional information that otherwise does not qualify as trade secrets, including all Confidential Information; (iii) substantial relationships with specific prospective or existing clients; (iv) goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, methods and procedures.

C.   Confidentiality. Confidential Information shall be held by Recipient in the strictest confidence and shall not, without the prior written consent of the Company, be disclosed to any person other than as authorized in conjunction with such engagement. Recipient further acknowledges that such Confidential Information as is acquired and used by Recipient or its affiliates is a special, valuable and unique asset. Recipient shall exercise all due and diligent precautions to protect the integrity of the received Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral. Recipient shall not copy any Confidential Information except to the extent necessary to Recipient’s relationship with the Company nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to Recipient’s relationship with the Company and then only with the authorization of an officer of the Company. All records, files, materials and other Confidential Information obtained by Recipient in the course of Recipient’s relationship with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its customers, as the case may be.  Recipient shall not, except in connection with and as required by the performance of its duties, for any reason use for its own benefit or the benefit of any person or entity with which it may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an authorized representative of the Company.

4.   Non-Circumvention.  Notwithstanding anything to the contrary in this Agreement, Recipient agrees for itself and its affiliates and related parties that it will not engage in any transaction or disclose any Confidential Information that will interfere with, or deprive the Company of any business opportunities disclosed pursuant to this Agreement or its relationship with the Company.

5.   Stipulations; Reformation; Severability; Injunctive Relief.

A.   Stipulations. The parties hereto stipulate and agree that: (i) adequate consideration exists for the restrictive covenants set forth in Paragraphs 1, 2, 3 and 4 of this Agreement (the “Restrictive Covenants”); (ii) the Restrictive Covenants are necessary to insure the preservation and continuity of each of the parties’ business and goodwill; (iii) the time period(s) of the respective Restrictive Covenants are reasonable temporal restraints; (iv) the scope of the activities restricted by the Restrictive Covenants is reasonable; and (v) the enforcement of any of the Restrictive Covenants will not interfere with Recipient’s livelihood.

B.   Reformation. The Parties hereto intend all provisions of the Restrictive Covenants to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of the Restrictive Covenants is too broad to be enforced as written, based on their duration, geographic limitations, scope of activities, or otherwise, the Parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.  The Parties agree that each of the agreements set forth in the Restrictive Covenants constitutes a separate agreement independently supported by good and adequate consideration, shall be severable from the other provisions of this Agreement, and (with this Paragraph 5) shall survive the expiration or termination of this Agreement or Employee’s employment under this Agreement.

C.   Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision never constituted a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added as part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

D.   Injunctive Relief. The Company and Recipient recognize that the obligations of the parties under this Agreement are special, unique and of extraordinary character and each acknowledges the difficulty in forecasting damages arising from the breach of any of the Restrictive Covenants and that the non-breaching may be irreparably harmed thereby. Therefore, the parties agree that the non-breaching party shall be entitled to elect to enforce each of the Restrictive Covenants by means of injunctive relief or an order of specific performance and that such remedy shall be available in addition to all other remedies available at law or in equity to the non-breaching party, including the recovery of damages from the breaching party’s agents or affiliates involved in such breach.  In such action, the non-breaching party shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

6.   Proprietary Rights.  All ideas, inventions, developments and improvements (“Developments”) made by Recipient, alone or jointly with others, whether or not during normal business hours or on Company premises, that are within the scope of the Company's Business, which result from or are suggested by any work Recipient or others may do on behalf of the Company, shall be and are the property of the Company. Recipient agrees to assign and does hereby assign to the Company all Recipient’s rights to such Developments in all countries. Recipient agrees to promptly disclose to the Company all Developments covered by this Agreement and will, at the request of the Company at any time, including after the termination of the relationship with the Company, cooperate in all lawful acts which may be necessary or desirable in the judgment of the Company to protect for the benefit of the Company all such Developments, including executing any patent application, or any application for registration or assignment relating to any such Development, without charge to the Company.

A.   Recipient understands and acknowledges that this Agreement is not intended to require assignment of any rights in an invention that Recipient develops entirely on its own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company's Business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Recipient for the Company. Recipient further understands that the Company has the right to review, in confidence, all inventions Recipient conceives solely or jointly with others during the term of Recipient’s relationship with the Company to determine questions of rights to Developments falling within the scope of this Agreement.

B.   During Recipient’s relationship with the Company, Recipient shall not, without the advance written approval of the Company, engage in any activity which may constitute a conflict with the Company's interests regarding Confidential Information or Developments. Any question whether a particular activity may constitute a conflict of interest shall be resolved by obtaining the Company's written approval before engaging in that activity.  All written materials and other tangible objects, including copies, made or compiled by me or made available to me in the course of my employment, shall be the property of the Company and shall be delivered to the Company upon termination of my employment or at any other time upon request.

7.   Counterparts:  This Agreement may be executed in any number of counterparts (including facsimile or scanned versions), each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, and notwithstanding that all of such parties may not have executed the same counterpart.

8.   Governing Law, Jurisdiction, Venue and Waiver of Jury Trial: This Agreement will be governed by and construed under the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.  Any suit involving any dispute or matter arising under this Agreement may only be brought in the state courts of Delaware or the United States District Court for the District of Delaware which shall have jurisdiction over the subject matter of the dispute or matter.  Recipient and the Company irrevocably and unconditionally submit to the personal jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. Recipient and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against Recipient or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of Recipient or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER AGREEMENT OR INSTRUMENT DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.   Payment of Costs and Legal Fees Upon Breach: In the event of a breach by Recipient of the terms of this Agreement, Recipient shall be responsible to pay all costs, fees and expenses (including reasonable attorney fees) incurred in connection with the exercise or enforcement of any of the Company’s rights, powers or remedies pursuant to this Agreement, (including in all trial, bankruptcy and appellate proceedings) regardless of whether or not suit is filed.  In the event suit is filed, Recipient shall be required to pay the Company’s costs and legal fees for breach if the Company’s claim and/or claims is/are upheld by an Order of the Court prior or subsequent to trial or by stipulation or other settlement document whereby the Company prevails on any and/or all of its claims against Recipient.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first hereinabove written.

SCRIPSAMERICA, INC.		RECIPIENT

By:	/s/ Robert Schneiderman
Name:	Robert Schneiderman	Name:
Title:	Chief Executive Officer	Address:
Address:	77 McCullough Drive, Suite XXX
New Castle, DE